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                                                                   EXHIBIT 10.26

                             EMPLOYMENT AGREEMENT
                             --------------------

     EMPLOYMENT AGREEMENT (the "Agreement") dated as of May 6, 1998 by and between INTEGRATED CIRCUIT SYSTEMS, INC., a Pennsylvania corporation (the "Company") and HENRY I. BOREEN ("Employee").

     1. EMPLOYMENT. The Company hereby employs Employee as its Chief Executive Officer (the "Position"), and Employee hereby accepts such employment and agrees to perform Employee's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

          1.1 EMPLOYMENT TERM. The period of Employee's employment by the Company pursuant to this Agreement (the "Employment Term") shall commence _____ and shall continue for a six-month period thereafter, ending ______, unless terminated prior thereto in accordance with Section 5 hereof; provided, however, that the Employment Term shall automatically be extended by the Company, at its sole option.

          1.2  DUTIES AND RESPONSIBILITIES.

          (a)  During the Employment Term, Employee shall serve in the previously identified Position and shall perform all duties and accept all responsibilities incident to such Position or as may be assigned to him by the Company's Board of Directors.

          (b) Employee represents to the Company that Employee is not subject to or party to (and except for the present Agreement and any other agreement with the Company, Employee agrees during the Employment Term not to become subject to or a party to) any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully Employee's duties and responsibilities hereunder, or which would in any manner, directly
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or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company, including without limitation any duties and responsibilities relating to the business in which the Company (including its subsidiaries) is engaged during the Employment Term or for which Employee has notice during such Employment Term that the Company is planning to be engaged within the six (6) month period following any expiration or termination of this Agreement (the "Business" of the Company).

          1.3 EXTENT OF SERVICE. During the Employment Term, Employee agrees to use best efforts to carry out the duties and responsibilities under Section
1.2 hereof and to devote full time, attention and energy thereto. Employee further agrees not to work either on a part time or independent contracting basis, or serve as a director, officer or in any other capacity, or to otherwise become engage in any business activity or enterprise (including any material investment therein) during the Employment Term without the prior disclosure to and consent of the Company in accordance with its policies. The foregoing shall not, however, be construed as prohibiting the ownership of not more than 5% of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents solely a passive investment and the Employee does not in any way manage, control, perform services for or otherwise take any role therein which may create a conflict of interest or otherwise interfere with Employee's ability to discharge Employee's duties and responsibilities to the Company.

          1.4  BASE COMPENSATION.

          (a) For all the services rendered by Employee hereunder, the Company shall pay Employee a salary at a monthly rate of Ten Thousand ($10,000.00) dollars per month.

          (b) During the Employment Term, Employee shall also be entitled to participate in such vacation pay, retirement, other fringe benefit plans and prerequisites, if any, as may be duly authorized from time to time by the Company, in its sole discretion, the terms and provisions of which plans and prerequisites shall also be in the sole discretion of the Company, which terms and provisions shall be controlling with

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respect to the manner in which any such benefit or prerequisite is earned, accrued, vested, paid or otherwise available.

         1.5 INCENTIVE COMPENSATION. In addition to the compensation set forth in Section 1.4 hereof, Employee shall be entitled to participate in such incentive compensation plans, if any, as may be applicable to its management level employees, and as may be duly established from time to time in respect to the Employment Term by the Company in its sole discretion, which terms and provisions shall be controlling with respect to the manner in which any such incentive compensation is earned, accrued, vested, paid or otherwise made available to its participants.

     2. EXPENSES. Employee shall be reimbursed for the reasonable business expenses incurred by Employee in connection with Employee's performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses in accordance with policies duly established by the Company. Termination of Employee's Employment Term in accordance with Section 5 of this Agreement shall not terminate the obligation to reimburse expenses properly incurred prior to the date of such termination in accordance with the Company's policies.

     3.  CONFIDENTIAL INFORMATION; NON-SOLICITATION AND NON-COMPETITION.

Employee acknowledges and agrees that (i) Employee has executed or will execute the Company's standard forms of confidential information (the "Confidentiality Agreements"), (ii) during Employee's employment and for a period of eighteen
(18) months after the employment of Employee by Company has ended, Employee will not, directly or indirectly, solicit the employment of any person who was employed by the Company or any of its subsidiaries on a full or part time basis at the time of Employee's employment, unless such person was (1) involuntarily discharged by the Company or such subsidiary or (2) voluntarily terminated his or her relationship with the Company prior to Employee's termination and (iii) during Employee's employment and for a twelve (12) month period immediately following any termination of such employment,

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without the prior written consent of the Company, directly or indirectly, engage in, participate in, have any interest on behalf of Employee or others in, or permit Employee's name to be used with any corporation or other entity or enterprise which competes with the Business in the geographical areas where the Company conducts such Business, whether as an employee, officer, director, agent, consultant, investor, security holder, creditor, guarantor, partner, joint venturer, beneficiary under a trust or otherwise (subparagraphs (ii) and (iii) are collectively the "Restrictive Covenants").

     4.  ARBITRATION AND EQUITABLE RELIEF.

     (a) Employee acknowledges that the restrictions contained in the Confidentiality Agreements and Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of the Confidentiality Agreements or Restrictive Covenants will result in irreparable injury to the Company. Employee represents that Employee's experience and capabilities are such that the restrictions contained in the Confidentiality Agreements and Restrictive Covenants will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Employee further represents and acknowledges that (i) as a condition of entering into this Agreement, Employee has reconfirmed, and does hereby reconfirm that all of the provisions of the Confidentiality Agreements and Restrictive Covenants are and will continue to be valid and binding upon Employee, and enforceable against Employee to the full extent set forth therein, (ii) Employee has been advised by the Company to consult Employee's own legal counsel in respect of this Agreement and the statements set forth herein and in respect of the Confidentiality Agreements and Restrictive Covenants, and (iii) that Employee has, prior to execution of this Agreement and the Confidentiality Agreements, reviewed this Agreement, the Confidentiality Agreements and the Restrictive Covenants with Employee's counsel.

     (b) Except as provided in Section 4(c) below, Employee and the Company agree that any dispute or controversy arising out of or relating to any interpretation,

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construction, performance or breach of this Agreement, shall be exclusively settled by arbitration to be held in the county and state set forth in the following paragraph, in accordance with the National Rules for the Resolution of Employment Disputes as then in effect of the American Arbitration Association. A panel of three arbitrators shall be chosen in accordance with such rules to conduct the arbitration, unless Employee and the Company agree in writing to have such disputes settled by a single arbitrator. The arbitrators may grant injunctions or other relief in such dispute or controversy, but shall have no authority to set aside or review any decision of the board of directors or its compensation committee which under the terms of this Agreement or the controlling Company benefit plan or policy are discretionary with the Company, unless such decisions are shown by clear and convincing evidence to have been made in bad faith. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court having jurisdiction. The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each of the Company and Employee shall separately pay its counsel fees and expenses, subject, however, to the right of the arbitrators to assess costs and expenses in circumstances where such arbitrators deem it appropriate to do so. If a party shall attempt to vacate or appeal from an arbitration award or obtain an order staying the arbitration, and such party (the "non-prevailing party") is unsuccessful in obtaining such judicial relief, then the non-prevailing party will be responsible for all attorney's fees and costs incurred by the other party in connection therewith.

     (c) Employee agrees that the Company shall be entitled (in addition to seeking relief pursuant to an arbitration pursuant to (b) above) to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the Confidentiality Agreements or Restrictive Covenants, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled as set forth in the Confidentiality Agreements or otherwise. Employee irrevocably and unconditionally (i) agrees that any such suit, action or other legal proceeding commenced by the Company may be brought in the United States District Court for, or in any court of

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general jurisdiction in the county of Montgomery, Commonwealth of Pennsylvania,
(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

     (d) In the event that any of the provisions of the Confidentiality Agreements or Restrictive Covenants should ever be held or adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     (e) Employee agrees that Employee will provide, and that the Company may similarly provide, a copy of the Confidentiality Agreements and Restrictive Covenants to any business or enterprise (i) which Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Employee may use or permit Employee's name to be used.

     5. TERMINATION. The Employment Term shall terminate prior to its expiration as set forth in Section 1.1 above, and Employee's employment by the Company shall be terminated, upon the occurrence of any of the following events (and in accordance with the following provisions associated with such events):

     5.1. DISABILITY. In the event that Employee is unable fully to perform Employee's duties and responsibilities hereunder to the full extent required by the board of directors of the Company by reason of illness, injury or incapacity for more than ninety (90) days, during which time Employee shall continue to be compensated as provided in Section 1.4 hereof (less any payments due Employee under disability benefit

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programs, including Social Security disability, worker's compensation and disability retirement benefits), the Employment Term may be terminated by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which Employee participated at the date of such disability, and a pro-rata portion to the date of disability of any earned incentive compensation, if any, referred to in
Section 1.5 hereof in respect of the fiscal year during which Employee first became disabled. In the event of any dispute under this Section 5.1 and to the extent determined by the Company to be job-related and consistent with business necessity, Employee shall submit to a physical examination by a licensed physician selected by the Company.

     5.2. DEATH. In the event that Employee dies during the Employment Term, the Company shall pay to Employee's executors, legal representatives or administrators an amount equal to the installment of Employee's Monthly Salary set forth in Section 1.4 hereof for the month in which Employee dies, and a pro-rata portion to the date of such death of any earned incentive compensation, if any, referred to in Section 1.5 hereof in respect of the fiscal year during which Employee died, and thereafter the Company shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Company and in which Employee participated at the date of such death.

     5.3. CAUSE. Nothing in this Agreement shall be construed to prevent termination of the Employment Term by the Company at any time for "cause." For purposes of this Agreement, "cause" shall mean (a) dishonesty, wanton or willful misconduct, commission of a crime involving moral turpitude, substance abuse, misappropriation of funds, disparagement of the Company (or its management or employees), or (b) failure of

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Employee to perform, observe and fully comply during the Employment Term with any of the terms or provisions of this Agreement or the lawful directives of the Company, or at any time any of the terms or provisions of the Confidentiality Agreements or Restrictive Covenants, or any other proper cause determined in good faith by the Company; provided, however, that Employee's conduct shall not constitute "cause" within the meaning of (b) above unless and until (i) the Company shall have provided Employee with notice setting forth with specificity
(1) the conduct deemed to constitute such "cause," (2) reasonable action, if any, that would remedy the objectionable conduct, and (3) a reasonable time within which Employee may take such remedial action (provided, however, that the Company shall not be required to provide additional time for remedial action in the event of repeated instances of the conduct deemed to constitute cause for which it has already given prior notice and time for remedial action in accordance with the provisions of this Agreement), and (ii) Employee shall not have taken and accomplished such specified remedial action within such specified reasonable time. The Company's liability, if any, for payments to Employee by virtue of any wrongful termination of Employee's employment pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Employee during any unexpired part of the Employment Term.

     5.4. WITHOUT CAUSE. The Company shall have the right to terminate the Employment Term without cause at any time by giving Employee written notice of such termination. Under such circumstances the Company shall continue for a period of ___ (_) months from the effective date of such termination (the "Severance Period") (a) the Monthly Salary, (b) in accordance with (and to the extent permitted by) the provisions of the Company's health plans then in existence and the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") as supplemented or amended, and subject to any deductibles, limitations, exclusions, and any co-payments and other cost sharing features thereof, any medical insurance benefits to which Employee was entitled immediately prior to the receipt of notice of termination (or, at the Company's option, pay Employee an amount in cash equal, on an after-tax basis, to the premiums for such coverages), and (c) to continue to vest and permit the exercise of such stock options as

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have been granted to the employee prior to the effective date of such termination, in accordance with and subject to the provisions of the applicable stock option plans and the option agreements pursuant to which the options were granted. The foregoing notwithstanding, (i) any obligation to provide medical insurance or payment in lieu thereof, shall expire when Employee is employed by a new employer that provides health insurance to its employees on a comparable cost-sharing basis to that provided by the Company, and (ii) Employee acknowledges that as a result of the foregoing, any stock options intended to qualify as incentive stock options will no longer qualify and accordingly will be treated as non-qualified stock options. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in accordance with and subject to the provisions of the applicable plans or programs as duly adopted by the Company. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be conditioned upon (1) the prior receipt by the Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and related parties relating to Employee's employment by the Company (other than Employee's entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated and under which Employee has accrued a benefit) or the termination thereof, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and (2) continued compliance by Employee with the Confidentiality Agreements and, for the duration of the Severance Period, the Restrictive Covenants.

          5.5  RESIGNATION FOR GOOD REASON.   Employee shall have the right to
terminate the Employment Term at any time for Good Reason, by giving the Company ninety (90) days' prior written notice of such termination. For purposes of this Agreement "Good Reason" shall mean, exclusively, a resignation based upon (a) a failure of the Company to observe or perform any of the material terms or provisions of this Agreement (including, for example, any reduction in the Monthly Salary other than a

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reduction which is a concurrent reduction on a
comparable basis of the other management level employees), or (b) a material reduction in Employee's level of responsibility, position (including office and title, but not including reporting relationships), authority or duties (including changes resulting from the assignment to Employee of any duties and responsibilities inconsistent with Employee's Position as in effect on the date of this Agreement), in each case as determined by Employee acting reasonably and in good faith. Employee's notice of termination hereunder shall specify the basis for Employee's determination of "Good Reason"; provided, however, that the Company's conduct shall not constitute "Good Reason" unless and until (i) Employee shall have given the Company written notice setting forth with specificity (1) the conduct deemed to constitute "Good Reason," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time within which the Company may take such remedial action, and (ii) the Company shall not have taken and accomplished such specified remedial action within such specified reasonable time. Under such circumstances the Company shall continue for the Severance Period (as defined in the previous paragraph) (a) the Monthly Salary, (b) in accordance with (and to the extent permitted by) the provisions of the Company's health plans then in existence and the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") as supplemented or amended, and subject to any deductibles, limitations, exclusions, and any co-payments and other cost sharing features thereof, any medical insurance benefits to which Employee was entitled immediately prior to the receipt of notice of termination (or, at the Company's option, pay Employee an amount in cash equal, on an after-tax basis, to the premiums for such coverages), and (c) to continue to vest and permit the exercise of such stock options as have been granted to the employee prior to the effective date of such termination, in accordance with and subject to the provisions of the applicable stock option plans and the option agreements pursuant to which the options were granted. The foregoing notwithstanding, (i) any obligation to provide medical insurance or payment in lieu thereof, shall expire when Employee is employed by a new employer that provides health insurance to its employees on a comparable cost-sharing basis to that provided by the Company, and (ii) Employee acknowledges that as a result of the foregoing, any stock options intended to qualify as incentive stock options will no longer qualify and

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accordingly will be treated as non-qualified stock options. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in accordance with and subject to the provisions of the applicable plans or programs as duly adopted by the Company. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be conditioned upon (1) the prior receipt by the Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and related parties relating to Employee's employment by the Company (other than Employee's entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated and under which Employee has accrued a benefit) or the termination thereof, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and (2) continued compliance by Employee with the Confidentiality Agreements, and, for the duration of the Severance Period, the Restrictive Covenants.

     6. COORDINATION OF BENEFITS; NO SET-OFF. Other severance plans generally, or policies or agreements, if any, applicable to Employee or to employees of the Company generally, and any other severance payments required by applicable statutes or provided under government programs, may provide compensation and benefits to Employee upon events which would also require the Company pursuant to this Agreement to provide compensation or continue benefits. In such event, Employee shall be entitled only to the largest cash compensation provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement, and the maximum benefit continuance provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement.

     7.   CERTAIN REDUCTION OF PAYMENTS.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by, or benefit

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provided by, the Company to or for the benefit of Employee, whether paid or payable, made available to or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to the Company to reduce the Payment to avoid the limitation of the Company's deduction for such excess parachute payments under Section 280G of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments, benefits or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment not to be deductible by the Company under Section 280G of the Code. For purposes of this Section 7, present value shall be determined in accordance with
Section 280G(d)(4) of the Code.

     (b) All determinations to be made under this Section 7 shall be made by the Company's firm of independent public accountants (the "Accounting Firm"), which firm shall use its best efforts to provide its determinations and any supporting calculations both to the Company and Employee within fifteen (15) days of any termination for which payment under Section 5 is required hereunder. Any such determination by the Accounting Firm shall be final and binding upon the Company and Employee. Employee shall in Employee's sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 7. Within ten (10) days after the Company's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

     (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company

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which should not have been made ("Overpayment") or that additional Agreement
Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the applicable termination of employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not affect the limitations on the amount which is not deductible under
Section 280G of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the Federal Rate.

     (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to subsections
(b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     8. SURVIVAL. Notwithstanding expiration or termination of the Employment Term and except as is expressly set forth herein, Employee's obligations under the Confidentiality Agreements and Restrictive Covenants shall survive and remain in full force and effect for the periods therein provided, and Employee's agreements, covenants and representations under Sections 1.2(b) and 3 of this Agreement, the provisions for arbitration and equitable relief under Section 4 of this Agreement, the provisions for certain payments after the Employment Term in Sections 5, 6 and 7 of this Agreement,

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and Sections 9, 10, 11, 12, 13 and 14 of this Agreement shall survive and continue to remain in full force and effect.

     9.   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED
UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS.

     10. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          Integrated Circuit Systems, Inc.
          2435 Blvd. of the Generals
          P.O. Box 968
          Valley Forge, PA  19482-0968
          Attention: Chief Financial Officer and Chief Operating Officer With a copy to the Company's Legal Department.

     If to Employee, to:

          HENRY I. BOREEN
          1182 Wrack Road
          Meadowbrook, PA  19046

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

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     11.  CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT.

     (a) This Agreement (including the Restrictive Covenants) and the Confidentiality Agreements supersede all prior agreements and set forth the entire understanding among the parties hereto with respect to the subject matter hereof or thereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the parties and executed on their behalf by a duly authorized officer in the case of the Company and Employee in the case of Employee. Without limitation of the foregoing, Employee acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement or the Confidentiality Agreements shall be permitted. In addition, nothing in this Agreement or in the Confidentiality Agreements shall be construed as giving Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term, and Employee specifically acknowledges that if Employee's employment by the Company continues beyond the expiration of the Employment Term, Employee shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature hereunder.

     (b) Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or the Confidentiality Agreements or to create express or implied obligations of any nature to Employee.

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

     (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

     12. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     13. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder, under the Confidentiality Agreements, or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in it sole discretion.

     14. MISCELLANEOUS. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on May 6, 1998.

                                     INTEGRATED CIRCUIT SYSTEMS, INC.
Attest:
(SEAL)/s/ Hock E. Tan                By /s/ John L. Pickitt
      -----------------------           -------------------------------

Secretary                            Name:  John L. Pickitt
                                          -----------------------------

                                     Title: Board of Director
                                            ---------------------------

                                     EMPLOYEE:

                                     /s/   Henry Boreen
                                     ----------------------------------

                                AMENDMENT NO. 1

                                      TO

                             EMPLOYMENT AGREEMENT

                                BY AND BETWEEN

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                                      AND

                                HENRY I. BOREEN

     This Amendment, which is effective September 14, 1998, modifies the Employment Agreement dated May 6, 1998 between Integrated Circuit Systems, Inc. and Henry I. Boreen as follows:

     1. Under Section 1.1, Employment Term, the words "September 11, 1998" appearing in the third and fourth lines shall be deleted and the words "December 31, 1998" shall be inserted in lieu thereof.

     2. Under Section 1.4, Base Compensation, subparagraph (a), the words "Ten Thousand ($10,000.00) dollars" appearing in the second line shall be deleted and the words "Twelve Thousand ($12,000.00) dollars" shall be inserted in lieu thereof.

All other terms and conditions of the Employment Agreement between the parties dated May 6, 1998 shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

Attest:                              INTEGRATED CIRCUIT SYSTEMS, INC.

/s/ Hock E. Tan                      By:  /s/John L. Pickitt
----------------------                  -----------------------------
Secretary
                                     Name:   John L. Pickitt
                                          ---------------------------

                                     Title:  Board of Director
                                           --------------------------


                                     EMPLOYEE:  /s/Henry Boreen
                                              -----------------------

                            STOCK OPTION GRANT FOR

                  HENRY I. BOREEN AS CHIEF EXECUTIVE OFFICER

1.   PURPOSE.  The purpose of this grant is to provide compensation for
     -------
     Henry I. Boreen for his services as Chief Executive Officer ("CEO") as adopted and approved by the Board of Directors (the "Board") of Integrated Circuit Systems, Inc. (the "Company") on September 11, 1998.

2.   GRANT.  As approved by the Board, Mr. Boreen will be granted an option to
     -----
     purchase 30,000 shares of the Company's Common Stock, under the Company's 1997 Equity Compensation Plan, at the closing price as reported on the NASDAQ interdealer quotation system on September 11, 1998, the date of this grant. Such grant is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

3.   VESTING.  Such option shall vest immediately upon the execution of this
     -------
     grant by the Company and Mr. Boreen.

4.   EXERCISE OF OPTIONS.  The period during which options shall be exercisable
     -------------------
     shall be five years after the date of grant. Subject to the foregoing, options shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance determine, which restrictions and conditions need not be the same for all options.

5.   PAYMENT OF OPTION PRICE.  No shares of Common Stock shall be issued upon
     -----------------------
     exercise of an option until full payment of the option price therefor has been made. To the extent permitted by the Board, payment of the option price may be made: (i) in cash; (ii) by exchange of Common Stock valued at its fair market value on the date of exercise; (iii) by requesting that the Company withhold from the number of shares of Common Stock otherwise issuable upon exercise of the option that number of shares of Common Stock having an aggregate fair market value on the date of exercise (the difference between the exercise price and the fair market value on the date of exercise) equal to the exercise price for all of the shares of Common Stock as to which the option is being exercised; (iv) by means of a brokers' cashless exercise procedure; or (v) by any combination of the foregoing. Where payment of the option price is to be made with shares of Common Stock acquired under any compensation plan of the Company, such shares will not be accepted as payment unless the optionee has acquired such shares at least six months prior to such payment.

6.   RIGHTS OF SHAREHOLDERS.  Neither an optionee nor his or her legal
     ----------------------
     representatives or beneficiaries shall have any of the rights of a shareholder with respect to any shares subject to any option until such shares shall have been issued upon the proper exercise of such option.

7.   NON-TRANSFERABILITY OF OPTIONS.  No option may be sold, transferred,
     ------------------------------
     pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or, with respect to non-qualified stock options, pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Except as otherwise specifically provided herein, all Options granted to an Optionee under the Plan shall be exercised during the lifetime of such Optionee only by such Optionee. When an optionee dies, the personal representative or other person entitled to succeed to the rights of the optionee (the "Successor Optionee") may exercise such rights, subject to furnishing to the Company proof satisfactory to the Company of his or her right to receive the option under optionee's will or under the applicable laws of descent and distribution.

8.   TERMINATION OF EMPLOYMENT OR SERVICE OF OPTIONEE.  Subject to the condition
     ------------------------------------------------
     that no option shall be exercisable after the expiration of the period fixed by the Board in accordance with Section 4 hereof:

          8.1 In the event that Mr. Boreen ceases to be an employee or director of the Company or its subsidiaries by reason of a discharge for cause or a voluntary separation of the optionee from the Company without the consent of the Company or its subsidiary, the options granted to such optionee under the Plan shall terminate immediately, unless the Board shall otherwise determine.

          8.2 In the event that the optionee shall die while employed by the Company or while serving as a director or within three months after (i) termination of employment or service due to disability or (ii) retirement of an optionee who is an employee on the employee's Retirement Date, any option granted to such optionee under the Plan shall be exercisable to the extent then exercisable or on such accelerated basis as the Board may determine, by his successor in interest, within one year after the death of the optionee, unless the Board shall otherwise determine.

          8.3 In the event that the employment or service of the optionee terminates due to disability (within the meaning of Code Section 422(e)(3)) and, with respect to an employee, retirement on the employee's Retirement Date (as hereinafter defined), any option granted to such optionee under the Plan shall be exercisable to the extent then exercisable or on such accelerated basis as the Board may determine, within a period of three months after such termination, unless the Board shall otherwise determine.

          8.4 For purposes of this Paragraph 8, "Retirement Date" shall mean any date an employee is otherwise entitled to retire under the Company's retirement plans and shall include normal retirement at age 65, early retirement at age 62, and retirement at age 60 after 30 years of service.

9.   RIGHTS OF EMPLOYEES.  Nothing in the Plan shall interfere with or limit in
     -------------------
     any way the right of the Company or any subsidiary to terminate any employee's employment or service for the Company at any time, nor confer upon any optionee any right to continue in the employ of the Company or any subsidiary. No optionee shall have the right to be selected as an optionee, or having been so selected, to be selected again as an optionee.

10.  ADJUSTMENTS IN SHARES SUBJECT TO PLAN.  If the Company shall at any time
     -------------------------------------
     change the number of issued shares of Common Stock without new consideration to the Company (such as a stock dividend or stock split), the total number of shares available under the Plan, hereof, and the number and price of shares of Common Stock subject to outstanding options, shall be adjusted so that the aggregate consideration payable to the company and the value of each option shall not be changed. If, during the term of any option granted under this Plan, the Common Stock shall be changed into another kind of stock or into securities of another corporation, whether as a result of a reorganization, recapitalization, sale, merger, consolidation, or other similar transaction, or if additional rights shall be offered with respect to the Common Stock, the Board shall cause adequate provision to be made so that the optionees shall thereafter be entitled to receive, upon the due exercise or any outstanding options, the securities or right that the optionees would have been entitled to receive had they owned the Common Stock acquired on the exercise of such options on the effective date of any such transaction.

11.  ADDITIONAL RESTRICTIONS.  All options shall be subject to and shall contain
     -----------------------
     such provisions, limitations and restrictions as may be required on the date of grant to permit the grant of the options to comply with or qualify for the exemptions with respect to grants of options and stock provided by regulations under Section 16 of the Exchange Act and other applicable provisions of federal and state securities laws, and to satisfy the requirements of other applicable regulatory authorities.

12.  COMPLIANCE WITH RULE 16B-3.  With respect to persons subject to Section 16
     --------------------------
     of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

13.  SUBSTITUTION OF OPTIONS IN A MERGER, CONSOLIDATION OR SHARE EXCHANGE.
     --------------------------------------------------------------------
     In the event that the Company becomes a party to a merger, consolidation or share exchange (a "Business Combination") and in connection therewith substitutes options under the Plan for options of another party to such Business Combination, notwithstanding the provisions of the Plan, the terms of such substituted options may have the same terms and conditions (provided that the number of shares issuable and the exercise prices are adjusted in accordance with the terms of the Business Combination) as the former options of such other part to the Business Combination, provided, however, that the exercise price of the options to be granted under the Plan shall be lawful consideration as determined by the Board.


     IN WITNESS WHEREOF, the Board of Directors has granted this Option as of the effective date set forth above.

                                 INTEGRATED CIRCUIT SYSTEMS, INC.

                                      By:  /s/ John L. Pickitt
                                        --------------------------

ACKNOWLEDGEMENT AND AGREEMENT:
      Mr. Boreen acknowledges receipt of this Grant and agrees to all of the terms and conditions contained herein.

/s/ Henry I. Boreen
-----------------------------
HENRY I. BOREEN